Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of the 17th day of August, 2010 (the “Effective Date”) by and between Lawrence Rychlak (the “Executive”) and Avatech Solutions, Inc., a Delaware corporation (“Avatech”).

WHEREAS, Executive currently serves as the President and Chief Financial Officer of Avatech, which service is evidenced by an Employment Agreement dated as of May 26, 2006 (the “Original Agreement”).

WHEREAS, Avatech and Executive desire to amend and restate the terms of the Original Agreement, including amendments to correct certain provisions relating to the payment of amounts of deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”) in accordance with Internal Revenue Service Notice 2010-6.

NOW, THEREFORE, in consideration of the mutual covenants of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avatech and Executive agree as follows:

1.           Employment and Duties. From and after the Effective Date, Executive shall continue to serve as the President and Chief Financial Officer of Avatech.  Executive shall perform such duties as may be assigned to him from time to time by the Chief Executive Officer of Avatech, and shall report directly to the Chief Executive Officer. Executive shall use his best efforts on a full time basis in the performance of his duties on behalf of Avatech.

2.           Compensation and Benefits.

2.1           Salary.  Executive’s base annual salary (“Base Salary”) shall be $235,000, payable in accordance with Avatech’s customary payroll policies in force at the time of payment.

2.2           Incentive Compensation and Bonuses.  Prior to the end of each of Avatech’s fiscal years, its management will recommend to the Compensation Committee of the Board of Directors whether to pay to Executive additional compensation, and the Compensation Committee shall determine if additional compensation shall be paid to Executive, and if so, in what amounts.  Such a determination by the Compensation Committee shall be made in conjunction with its consideration of an overall incentive compensation plan for senior management of Avatech.  The Compensation Committee may pay to Executive any or all of the following:  (a) incentive compensation based on Executive’s achievement of specific goals or objectives developed by the Compensation Committee, in an annual amount up to $50,000; (b) a bonus based upon outstanding performance by the Executive; and (c) options to purchase Avatech’s common stock under its equity compensation plans from time to time in effect, or otherwise.

2.3           Annual Review.  Commencing with the beginning of the fiscal year of Avatech beginning July 1, 2010, and on each July 1st thereafter, the Board shall conduct an annual performance review of Executive and, at that time, consider increases in Executive’s base compensation.

2.4           Benefits.  Executive shall be entitled to participate in Avatech’s standard benefits provided to other management level employees of Avatech, as established or modified by Avatech from time to time, including but not limited to life insurance, health insurance, and dental insurance, to the extent not provided to Executive from another business or corporation.

2.5           Vacation.  Executive shall be entitled to four calendar weeks of vacation during each fiscal year of Avatech, which vacation weeks shall not accrue if they are not used.

2.6           Business Expenses.  Pursuant to Avatech’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly incurred by him in the performance of his duties hereunder.

3.           Term and Termination.

3.1           Term. This Agreement shall have a term beginning on the Effective Date and ending on the date of a Termination for Cause (as defined in Section 3.2) or the date of a Termination Other than for Cause (as defined and described in Section 3.3), whichever shall first occur.

3.2           Termination for Cause.  Executive shall be entitled to payment of his Base Salary earned, accrued bonus earned (if any), and benefits existing at the time of termination of his employment if such termination is a Termination for Cause.  “Termination for Cause” means one or more of (a) the termination of employment by Executive that does not constitute a “Termination Other Than for Cause” (as defined in Section 3.3); (b) death of Executive; (c) Executive having been unable to render services required of him hereunder for a consecutive period of six months or for any period in the aggregate of six months in any 12-month period because of a serious and continuing health impairment, which impairment will most likely result in Executive’s continued inability to render the services required of him hereunder; (d) Executive’s misappropriation of corporate funds; (e) Executive’s conviction of a felony; (f) Executive’s conviction of any crime involving theft, dishonesty, or more turpitude; (g) Executive’s failure to devote substantially his full business time and attention to Avatech as provided in Section 1 hereof; (h) Executive’s willful violation of directions of the Board of Directors of Avatech which are consistent with Executive’s duties as President and Chief Financial Officer; (i) falsification of any material representation made by Executive to Avatech; (j) verifiable evidence that Executive has engaged in sexual harassment of a nature that could give rise to liability on the part of Avatech; and (k) the commission by Executive of a material breach of the terms of this Agreement; provided, however, that any condition or occurrence specified in items (c), (d), (g), (h), (i), (j) or (k) of this Section 3.2 shall be deemed to exist only upon a finding by a majority vote of the entire Board of Directors of Avatech (and not merely a committee thereof), after at least 10 days’ written notice to Executive specifying the condition or occurrence proposed to be claimed and after an opportunity for Executive to be heard at a meeting of such Board of Directors.

3.3           Termination Other Than for Cause.  If (a) Avatech terminates Executive’s employment and such termination is not a Termination for Cause or (b) Executive terminates his employment for “Good Reason” (as defined in Section 3.5), such termination shall constitute a “Termination Other Than for Cause” and, subject to Section 3.7, Executive shall be entitled to payment of his Base Salary and other benefits existing at the time of such termination (a) in the event such termination occurs at any time prior to June 30, 2011, for a period of 24 months thereafter, or (b) in the event such termination occurs at any time on or after June 30, 2011 but before June 30, 2012, for a period of months equal to 12 plus the number of full months remaining before July 1, 2012, or (c) in the event such termination occurs at any time on or after June 30, 2012, for a period of 12 months thereafter, with all such payments to be made periodically pursuant to Avatech’s policies in force at the time of payment, provided, however, that Avatech shall not be obligated to continue any benefit if the plan or policy under which such benefit is provided limits the provision of the benefit to full-time employees of Avatech, or if the validity of the plan or policy would be adversely impacted by the continuation of the benefit, and further provided that Executive satisfies the conditions set forth in the next sentence.  The parties agree that Executive shall not be eligible for the payments set forth in this Section 3.3 unless and until Executive has first satisfied the following conditions: (i) compliance through the date of execution of the Release (defined below) with Executive’s obligations under this Agreement; and (ii) execution and delivery on or before the 21st day after the date of termination of a waiver and release of claims in favor of Avatech related to Executive’s employment with Avatech substantially in the form set forth in Exhibit A attached hereto (the “Release”).  Subject to the satisfaction of the foregoing conditions, such payments shall commence on the 28th day following the date of termination (assuming no revocation of the Release).  Avatech shall be entitled to terminate payments under this Section 3.3 in the event Executive fails to continue to comply with his obligations under this Agreement and the Release.  For purposes of clarity, notwithstanding that Executive may have more than one basis for a Termination Other Than for Cause (e.g., under Section 3.4 and 3.5), Executive shall be entitled to only one set of payments, as set forth in this Section 3.3.

3.4           Change in Control.  If, upon a Change in Control not involving RAND Worldwide, Inc., Executive elects to resign, such resignation shall be treated as a Termination Other Than for Cause, as if the termination occurred on or after June 30, 2012, under Section 3.3(c).  As used in this Agreement, “Change in Control” shall mean (a) a dissolution or liquidation of Avatech; (b) a merger of consolidation in which Avatech is not the surviving corporation or the party to the merger or consolidation whose shareholders do not own 50% or more of the voting stock of the resulting corporation; or (c) the acquisition of more than 50% of the outstanding voting stock of Avatech by any person, or group of persons acting in concert, in a single transaction or series of transactions.

3.5           Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence or existence of one or more of the following conditions, without the consent of Executive:  (a) a material diminution in Executive’s Base Salary, except any diminution made pursuant to a broad-based, executive-wide salary reduction program adopted by the Board of Directors shall not be deemed “material”; (b) a material diminution in Executive’s authority, duties, or responsibilities with Avatech without any of the causes set forth in Section 3.2(b) through (k); (c) a material change in the permanent geographic location at which Executive must perform his services hereunder by more than 25 miles; (d) any other action or inaction that constitutes a material breach by Avatech of this Agreement; provided, however, that there shall not be Good Reason unless the Executive has first given written notice to Avatech specifying in reasonable detail the circumstances which Executive believes gives rise to Good Reason within 30 days of the initial existence of the Good Reason and Avatech shall have failed to remedy such Good Reason within 30 days of its receipt of such notice (the “Remediation Period”).  Avatech shall notify Executive within 15 days of receipt of the notice whether it agrees or disagrees with Executive’s determination that the event specified in the notice constitutes Good Reason and whether it will exercise, or waive, its right to remedy the condition within the Remediation Period.  If Avatech waives its right to remedy the condition, or if Avatech attempts to remedy the condition but Executive notifies Avatech in writing within seven days of the close of the Remediation Period (including any extension of the Remediation Period that the parties may agree to in writing) that the remediation is not satisfactory, then Executive may terminate his employment for Good Reason as of the date of such notice (or such later date as the Executive and Avatech may mutually agree in writing) so long as Good Reason, as defined herein, continues to exist; provided, however, that Executive’s termination of employment under this Section 3.5 shall in no event take place later than six months following the initial existence of the circumstances giving rise to Good Reason.

3.6           Meaning of Termination.  For purposes of this Agreement, the term “termination of employment” and words of similar import mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

3.7           Compliance with Section 409A of the Code.  If a payment obligation under this Agreement arises on account of Executive’s termination of employment while Executive is a “specified employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by Avatech), any payment of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such termination of employment shall accrue with interest and be paid together with the accrued interest within 15 days after the later of:  (a) the end of the six-month period beginning on the date of such termination of employment; or (b) the date that is 18 months after the Effective Date.  In the event of the death of Executive prior to the date payments are required to commence in accordance with the previous sentence, payment, with accrued interest, shall be made in a lump sum within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death.  For purposes of this section, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s termination of employment.

4.           Withholding of Taxes.  All compensation and benefits payable to Executive pursuant to this Agreement shall be subject to all applicable tax withholding requirements.

5.           Confidential Information.

5.3           Definition of Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means that secret, proprietary information of Avatech not otherwise publicly disclosed (whether or not discovered or developed by Executive) and known by Executive as a consequence of Executive’s employment with Avatech or as a consequence of Executive’s position as a director of Avatech. Without limiting the generality of the foregoing, such proprietary information shall include information not generally known in the industry or related industries which concerns customer lists; computer programs and routines; the identity of specialized consultants and contractors and confidential information developed by them for Avatech; operating and other cost data, including information regarding salaries and benefits of employees; cost and pricing data; acquisition, expansion, marketing, financial, strategic, and other business plans; Avatech manuals, files, records, memoranda, plans, drawings and designs, specifications and computer programs and records; and all information that is a “trade secret” as defined in the Uniform Trade Secrets Act.

5.4           Confidential Information.  During Executive’s employment with Avatech, Executive shall have access to and become familiar with Confidential Information of Avatech. Executive acknowledges that such Confidential Information is owned and shall continue to be owned solely by Avatech. During the term of Executive’s employment with Avatech and after termination of such employment for any reason, Executive shall not use or divulge Confidential Information to any person or entity other than Avatech, or persons to whom Avatech has given its written consent, unless such information has become publicly available and is not longer Confidential Information.

5.5           Return of Documents.  Upon termination of Executive’s employment with Avatech for any reason, all procedural manuals, guides, specifications, plans, drawings, designs, records, lists, notebooks, software, diskettes, customer lists, pricing documentation and other property which is or contains Confidential Information, including all copies thereof, in the possession or control of Executive, whether prepared by Executive or others, shall be forthwith delivered by Executive to Avatech.

6.           Covenants Not to Compete.

6.3           Restrictive Covenant.  Avatech and Executive agree and acknowledge that Avatech has legitimate business interests to support the restrictive covenants set forth hereinafter, including, but not limited to, trade secrets, Confidential Information that otherwise does not qualify as trade secrets, and Executive’s substantial relationships with prospective or existing customers. Executive covenants and agrees that during Executive’s employment with Avatech and for a period of one year following Executive’s cessation of employment for any reason, Executive shall not in any manner start or join any business which, as of or after the date of this Agreement, enters into a line of business or is engaged in a line of business that is a line of business conducted by Avatech.  This Section 5.1 shall prevent Executive, directly or indirectly, on Executive’s own behalf or as an executive, officer, employee, agent, director, partner, consultant, lender, or advisor, from forming, owning, joining, controlling, financing, or otherwise participating in the ownership or management of or being otherwise affiliated with any person or entity engaged in the type of business prohibited by this Section. Executive shall not permit any person or entity (other than Avatech) of which Executive is a shareholder, partner or director, or in which Executive has an ownership interest, to engage in any type of business prohibited by this Section. Notwithstanding any other provision herein to the contrary, the parties agree that Executive may invest Executive’s personal, private assets as a passive investor in not more than one percent of the total outstanding shares of any publicly traded company engaged in a competing business, so long as Executive does not participate in the management or operations of such company.

6.4           Solicitation of Employees.  During the one-year period following Executive’s cessation of employment for any reason, Executive shall not, without the prior written approval of the Chairman of the Board of Directors of Avatech, directly or indirectly solicit, raid, entice, or induce any person who is, or was at any time within six months prior to such cessation, an employee of Avatech, to become employed by any other person, firm, or corporation in any business which is in any manner in competition with Avatech.  Furthermore, Executive shall inform Avatech in writing if any other person employed by Avatech contacts Executive for the purpose of seeking employment during such one year period.

6.5           New Developments.  Executive agrees that, with respect to his work for Avatech, any developments made by Executive or under Executive’s direction in connection with the work of Avatech shall be the sole and absolute property of Avatech, and that any and all copyrights, patent rights, and other proprietary rights therein shall belong to Avatech. Executive shall cooperate with Avatech and execute any documents prepared by Avatech to secure or protect any such rights.

7.           Representations of Executive.  Executive hereby represents and warrants that he has the unrestricted right to accept employment with Avatech on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any third party. Executive represents that he is not bound by any agreement or by any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder, or prevent the full performance of his duties and obligations hereunder.

8.           Notices.  Any notice permitted or required to be given under this Agreement shall be sufficient if in writing and delivered personally or by certified mail, return receipt requested, if to Executive, to Mr. Lawrence Rychlak at his residence address as reflected in Avatech’s payroll records, and if to Avatech, to the attention of the Chairman of the Board at Avatech’s principal corporate office address.  A party may change his or its address for receipt of notices by complying with this Section.

9.           Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.  Avatech and Executive agree to execute any and all amendments to this Agreement permitted under applicable law that Avatech’s legal counsel determines to be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or to otherwise ensure that this Agreement complies with Section 409A of the Code.

10.           Amendment; Waiver.  This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.  No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

11.           Binding Effect; Assignment. The rights and obligations set forth in this Agreement shall bind and inure to the benefit of any successor of Avatech by reorganization, merger or consolidation, or any assignee of all or substantially all of Avatech’s business and properties. Executive’s rights or obligations hereunder may not be assigned by Executive, except that upon Executive’s death, all rights to compensation hereunder shall pass to Executive’s executor or administrator.

12.           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.           Governing Law: Interpretation.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Maryland and, to the extent it involves any United States statute, by the laws of the United States.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.  If Avatech determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, then Avatech and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

14.           Further Assurances.  Each of the parties agrees to execute, acknowledge, deliver and perform, or caused to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, documents, transfers, conveyances, or assurances as may be necessary or appropriate to carry out the provisions or intent of this Agreement.

15.           Severability.  If any one or more of the terms, provisions, covenants, or restriction contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

AVATECH SOLUTIONS, INC.

By:	/s/ George Davis
Name:	George Davis
Title:	Chief Executive Officer

/s/ Lawrence Rychlak
Lawrence Rychlak

Exhibit A

Form of Release

[DATE]

Board of Directors
Avatech Solutions, Inc. (the “Company”)

Except as set forth in the Amended and Restated Employment Agreement by and between myself and the Company dated as of August __, 2010 (the “Employment Agreement”), I am entitled to no severance or termination payment or benefits.  I have been notified of my right to review this letter release (this “Letter”) with counsel, and I have received, if I so chose, legal advice concerning this release.

General Release.  In consideration of the benefits and consideration set forth in the Employment Agreement by and between myself and the Company, the sufficiency of which is acknowledged by me, I for myself, and for executors, heirs, administrators, assigns, and anyone else claiming by, through or under me, irrevocably and unconditionally, release, remise and forever discharge the Company, its subsidiaries, and its and their present and former agents, servants, employees, officers, directors, stockholders, successors and assigns (collectively, the “Releasees”) from, and with respect to, any and all debts, demands, actions, complaints, charges, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity (collectively “Claims”) which I now have or ever had or may in the future have or assert against the Company or any of the Releasees, for or by reason of any matter, cause or thing whatsoever which has happened, developed or occurred on or before the date hereof (except for claims for severance under the Employment Agreement), including, without in any way limiting the generality of the foregoing any Claim that I might otherwise have: (i) for tort or contract, or relating to salary, wages, bonuses, severance, commissions, stock, and stock options, the breach of any oral or written contract or promise, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, medical, disability or other leave; (ii) arising out of, based on, or connected with my employment, including terms and conditions of employment, by the Company and the termination of that employment, including but not limited to claims arising under Section 806 of the Sarbanes-Oxley Act of 2002, and any other claims alleging retaliation of any nature; (iii) in any way related to stock options vesting or exercise, for alleged securities violations; or (iv) for unlawful employment discrimination of any kind, including discrimination due to age, sex, disability or handicap, including failure to offer reasonable accommodations, race, color, religion, pregnancy, sexual orientation, national origin, or sexual or other unlawful harassment arising under or based on Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Family and Medical Leave Act, the United States Constitution, including any right of privacy thereunder, and any other state or federal equal employment opportunity or anti-discrimination law, policy, order, regulation or guidelines affecting or relating to Claims or rights of employees.  I further agree not to institute any Claim to challenge the validity of this Letter or the circumstances surrounding its execution.  This is a general release, including a waiver for any Claims of age discrimination under federal and state statutes, such as the ADEA.

Covenant Not to Sue.  I represent and warrant that I have not filed any Claims against the Company or any of the Releasees with any local, state or federal court or administrative agency.  I agree and covenant not to sue or bring any Claims against the Company or any of the Releasees with respect to any matters arising out of or relating to my employment with the Company or separation from the Company, or any Claims that as a matter of law cannot be released, such as under workers’ compensation, for unemployment benefits or any Claims related to the Company’s future involvement with, if any, my 401(k)/retirement plans with the Company.  Except as set forth herein, in the event that I institute any such action, that Claim shall be dismissed upon presentation of this Letter and I shall reimburse the Company for all legal fees and expenses incurred in defending such Claim and obtaining its dismissal.

Exclusion.  Nothing in this Letter shall preclude me from filing a charge or complaint, including a challenge to the validity of this Letter, with the Equal Employment Opportunity Commission, or any state anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies.  In the event that a charge or complaint is filed with any administrative agency by me or on my behalf or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, I expressly waive and shall not accept any monetary award or damages, costs or attorneys’ fees of any sort arising therefrom against the Company or any of the Releasees.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under ADEA).

Waiting Period.  I understand that I have a period of up to 21 days to consider this Letter and that I have been advised to speak with an attorney.  I agree this Letter is written in a manner that I understand what I am releasing.  I understand that this release must be signed no later than ______________ in order for me to be entitled to the benefits given under it.  I agree that upon signing this Letter, I become bound by its terms unless I revoke this Letter.  I understand I may revoke this Letter within seven days after signing it; and that unless I so revoke it, this Letter and the release herein will be fully effective seven days after I have signed it.  Once this Letter is fully effective, the severance pay will be made pursuant to the terms of the Employment Agreement.

Non-Disparagement.  I shall not knowingly make any statement, take any action, or conduct myself in any way that I have reason to believe may adversely affect the reputation of, or goodwill towards, the Company.  Nothing herein will limit me from responding or advocating a position in a legal proceeding, or as a matter of law, or as compelled by subpoena or legal process.

Yours truly,

Lawrence Rychlak

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